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Exhibit 99.(a)(1)(D)

Election Form

        I have received Isis Pharmaceuticals, Inc. ("Isis") Offer to Exchange and Summary of Terms dated April 7, 2003, sent to eligible employees of Isis that hold options to purchase Common Stock of Isis with exercise prices equal to or greater than $5.00 per share granted prior to January 5, 2002 under Isis' 1989 Stock Option Plan or 2000 Broad-Based Equity Incentive Plan (the "Eligible Option Grants"). Defined terms not explicitly defined herein but defined in the Offer to Exchange, will have the same definitions as in the Offer to Exchange.

        Pursuant to the terms of the Offer, I elect to have my Eligible Option Grants specified below, cancelled in exchange for a Replacement Option, as that term is defined in the Offer. I hereby agree that, unless I revoke my election before 12:00 a.m., Pacific Daylight Time, on Thursday, May 8, 2003 (or a later expiration date if Isis extends the Offer), my election will be irrevocable, and if accepted by Isis, such surrendered Eligible Option Grants will be cancelled in their entirety. I understand that, subject to my employment with Isis on the grant date of the Replacement Option, I will receive a Replacement Option, to be granted on May 8, 2003 (or a later date if Isis extends the Offer), covering the number of shares of Common Stock subject to my Eligible Option Grants that were cancelled at the exchange rate described in the Offer. All eligible options are indicated below.

        I ACCEPT THE OFFER AND HEREBY ELECT TO EXCHANGE, for a Replacement Option, upon the terms and conditions stated in the Offer, my Eligible Option Grant(s) which are identified by placing "yes" in the "Cancel (Elect to Exchange)" column:

Grant Date	Options Outstanding (Not Yet Exercised)	Option Price	Cancel (Elect to Exchange) (Yes/No)	Number of Shares Issuable Under Replacement Option if canceled and Exchanged

        I UNDERSTAND THAT BY ACCEPTING THIS OFFER THE ELIGIBLE OPTIONS MARKED FOR CANCELLATION ABOVE THAT WERE GRANTED TO ME WILL AUTOMATICALLY BE SURRENDERED FOR CANCELLATION UNDER THE OFFER. I agree to deliver to Isis the original stock option grant form(s) for my Eligible Option Grants I elect to exchange. I acknowledge that I will have no right to exercise all or any part of any cancelled options after the date of this election (unless I revoke this election), and that such options will be cancelled.

        I further acknowledge and agree that neither the ability to participate in the Offer nor actual participation in the Offer will be construed as a right to continued employment with Isis (except on an at will basis). I agree that Isis has made no representations or warranties to me regarding this Offer or the future pricing of Isis' stock, and that my participation in this Offer is at my own discretion.

        I AGREE THAT ISIS WILL NOT BE LIABLE FOR ANY COSTS, TAXES, LOSS OR DAMAGE THAT I MAY INCUR THROUGH MY ELECTION TO PARTICIPATE IN THIS OFFER.

☐
I DO NOT ACCEPT THE OFFER to exchange options.

Optionee Signature	Date
Name (Please print)

Isis hereby agrees and accepts this Election Form, and such acceptance will be binding on Isis' successors, assigns and legal representatives:

ISIS PHARMACEUTICALS, INC.

By	Date
Title

Return this form, along with the original grant form of any grants to be
Exchanged, to Linda Powell no later than 12:00 a.m. on May 8, 2003

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  Exhibit 99.(a)(1)(D)
Election Form